Exhibit 99.1

Alesco Financial Inc. Announces

Third Quarter 2008 Financial Results

Philadelphia, Pennsylvania – November 3, 2008 – Alesco Financial Inc. (NYSE: AFN) (“AFN” or the “Company”), a specialty finance real estate investment trust, today announced financial results for the three-months and nine-months ended September 30, 2008.

AFN reported GAAP net income for the three-months ended September 30, 2008 of $64.1 million, or $1.07 per diluted common share, as compared to a net loss of ($496.6) million, or ($8.36) per diluted common share, for the three-months ended September 30, 2007. AFN’s net income for the three-month period ended September 30, 2008 included a gain of $43.9 million due to the repurchase and retirement of convertible debt at a discount and a gain of $30.4 million relating to changes in the fair value of financial instruments.

AFN reported GAAP net income for the nine-months ended September 30, 2008 of $67.7 million, or $1.14 per diluted common share, as compared to a net loss of ($532.0) million, or ($9.59) per diluted common share, for the nine-months ended September 30, 2007. AFN’s net income for the nine-month period ended September 30, 2008 included a gain of $43.9 million due to the repurchase and retirement of convertible debt described previously and a gain of $58.4 million relating to changes in the fair value of financial instruments, offset by charges of ($40.6) million due to the reclassification into the income statement of MBS related cash-flow hedging losses that were previously included in accumulated other comprehensive loss.

Book Value and Investment Portfolio Summary

The following table summarizes our allocation of capital and book value as of September 30, 2008 (amounts in thousands, except share and per share data):

	Capital Allocation as of September 30, 2008 (A)	% of Capital	GAAP Book Value as of September 30, 2008	Net Investment Income for the Three-Month Period Ended September 30, 2008 (B)
TruPS investments	$236,234	37%	$140,215	$21,283
Leveraged loan investments	88,857	14%	75,744	1,756
Kleros Real Estate MBS investments	90,000	14%	—	3,158
Residential mortgages	79,784	12%	54,523	(6,613)
Other investments	54,026	8%	10,844	586
Total uninvested cash (C)	95,811	15%	95,811	—

Total investible capital	644,712	100%	377,137	20,170
Recourse indebtedness (D) (E)	(109,304)		(109,304)	(3,379)

Total	$535,408		$267,833	$16,791

Common stock outstanding as of September 30, 2008			59,132,488

GAAP Book Value per share			$4.53

(A)	Represents net cash invested through September 30, 2008.
(B)	Net investment income includes amounts earned by the minority interest holders in certain consolidated VIEs. Net investment income for the leveraged loans asset class and the residential mortgage loans asset class is presented net of $6.0 million and $6.8 million, respectively, for provisions for loan losses recorded during the three-months ended September 30, 2008. Net investment income does not include interest income of $0.6 million on uninvested cash, or $0.4 million of interest earnings on the restricted cash at our consolidated CDO entities. Additionally, net investment income excludes $9.7 million of net periodic interest payments that relate to interest rate swap contracts that are no longer accounted for as cash flow hedges upon the adoption of FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The $9.7 million relates to the following asset classes: $6.5 million decrease to TruPS investments, $3.8 million decrease to Kleros Real Estate MBS investments, and a $0.6 million increase to Residential Mortgages.
(C)	Reduced for payments due to broker of $0.4 million at September 30, 2008 related to common stock repurchases that settled in October 2008.
(D)	Amount is net of our $1.5 million investment in common securities of the trusts that issued our junior subordinated debentures. The $1.5 million is recorded within other assets in our consolidated financial statements.
(E)	Subsequent to September 30, 2008, we repurchased and retired an additional $32.5 million par value of convertible debt for $17.6 million. As of the date of this release, our outstanding convertible debt balance is $28.7 million.

Investments in Debt Securities

The following table summarizes our investments in debt securities as of September 30, 2008 (dollars in thousands):

Investment Description	Amortized Cost	Net Change in Fair Value	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
TruPS and subordinated debentures	$5,543,044	$(3,317,013)	$2,226,031	5.8%	27.6
MBS	2,054,468	(1,309,921)	744,547	3.8%	6.5
Other investments	630	—	630	—	6.7

Total	$7,598,142	$(4,626,934)	$2,971,208	5.2%	21.9

The estimated fair values of our investments are based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, from internal pricing models. These internal pricing models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. Management’s estimates of fair value require significant management judgment and are subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

As of September 30, 2008, the aggregate principal amount of investments in the 25 TruPS investments that have defaulted or are currently deferring interest payments is $490.5 million, representing approximately 9.5% of our combined TruPS portfolio. As of September 30, 2008, $162.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written off in our consolidated financial statements. For the three-months ended September 30, 2008, investment interest income does not include $6.2 million of interest earnings on the $490.5 million of currently deferring or defaulted securities. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which we hold equity interests. The trigger of an over-collateralization test in a TruPS CDO means that AFN, as a holder of equity securities, will not receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests.

As previously disclosed, we received written notice from the trustees of Kleros Real Estate I and II that each CDO had experienced an event of default. On October 30, 2008, we received written notice from the trustee of Kleros Real Estate IV that the CDO has experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation would be used to repay the controlling class debtholder. As of the current date, the controlling class debtholders of Kleros Real Estate I, II, and IV have not exercised their rights to liquidate either CDO. As previously disclosed, Kleros Real Estate III was liquidated in June 2008. Since we are not receiving any cash flow from our investments in any of the Kleros Real Estate CDOs, the events of default described above do not have any further impact on our cash flows. However, the assets of the Kleros Real Estate I, II, and IV CDOs and the income they generate for tax purposes are a component of our REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, we may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If we are not able to invest in sufficient other REIT qualifying assets, our ability to qualify as a REIT could be materially adversely affected.

Investments in Loans

Our investments in loans are accounted for at amortized cost. The following table summarizes our investments in loans as of September 30, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate		Weighted- Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$630,891	$5,517	$636,408	1,561	6.3%		July 2036
7/1 Adjustable rate residential mortgages	220,561	3,019	223,580	518	6.6%		Dec 2036
10/1 Adjustable rate residential mortgages	71,851	1,180	73,031	190	6.7%		Sept 2036
Commercial loan	7,464	—	7,464	1	21.0%		—
Leveraged loans	882,508	(5,417)	877,091	422	6.8%		Apr 2013

Total	$1,813,275	$4,299	$1,817,574	2,692	6.6	%(1)

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

Indebtedness

The following table summarizes our total indebtedness (including recourse and non-recourse indebtedness) as of September 30, 2008 (dollars in thousands):

Description	Amortized Cost	Net Change in Fair Value	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(232,940)	$152,660	5.5% to 8.7%	6.5%	Oct 2036
Securitized mortgage debt	866,004	—	866,004	5.0% to 6.0%	5.7%	Mar 2017
CDO notes payable (1)	8,462,610	(5,276,155)	3,186,455	2.7% to 7.9%	3.3%	Apr 2039
Warehouse credit facilities	133,206	—	133,206	4.2%	4.2%	May 2009

Total non-recourse indebtedness	$9,847,420	$(5,509,095)	$4,338,325

Recourse indebtedness:
Junior subordinated debentures	$49,614	—	$49,614	7.0% to 9.5%	8.8%	Aug 2036
Contingent convertible debt	61,179	—	61,179	7.6%	7.6%	May 2027

Total recourse indebtedness	$110,793	—	$110,793

Total indebtedness	$9,958,213	$(5,509,095)	$4,449,118

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $2,491,125 of liabilities at fair value.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of AFN. During the three-month period ended September 30, 2008, we repurchased and retired $78.8 million par value of our outstanding convertible debt securities for $33.0 million. We realized a gain of $43.9 million on these transactions, net of a $1.9 million write-off of related deferred costs. Subsequent to September 30, 2008, we repurchased and retired an additional $32.5 million par value of convertible debt securities for $17.6 million. As of the date of this release, $28.7 million principal amount of our convertible debt securities remain outstanding.

Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles), which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of AFN. As of September 30, 2008, our maximum exposure to economic loss as a result of our involvement with each VIE is the $460.7 million of capital that we have invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects AFN to potential margin calls for additional pledges of cash or other assets.

Liquidity

As of September 30, 2008, our consolidated financial statements include $96.2 million of available, unrestricted cash and cash equivalents. Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands. As previously disclosed, the realized tax losses that we have experienced during 2008, including those resulting from the failure of IndyMac Bancorp and losses on MBS in our Kleros Real Estate portfolio, are expected to eliminate our expected taxable income for the year ending December 31, 2008. Decisions regarding future dividends will continue to consider projections regarding our taxable income and liquidity position and are subject to the review and approval of our board of directors.

Common Stock Repurchase

During the three-month period ended September 30, 2008 we repurchased 629,596 shares of common stock for $0.6 million, at a weighted-average price of $0.99 per share. Additionally, during October 2008 we repurchased 112,800 shares of common stock for $0.1 million, at a weighted-average price of $1.02 per share.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on November 4, 2008 at 10:00 AM ET. Interested parties can listen to the live webcast of our earnings conference call by clicking on the webcast link on our homepage at www.alescofinancial.com. The conference call may also be accessed by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 96286323.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen Brothers, LLC (which does business as Cohen & Company), an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, continued disruption in the U.S. credit markets generally and the mortgage loan and CDO markets particularly, the limited availability of additional investment portfolios for future acquisition, performance of existing investments, AFN’s ability to restore compliance with New York Stock Exchange (the “NYSE”) continued listing standards or, in the event that AFN is unable to maintain its listing with the NYSE, its ability to comply with the initial listing standards of the NYSE or another securities exchange, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in our filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site, www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share information)

	For the Three-Month Period Ended September 30, 2008	For the Three-Month Period Ended September 30, 2007	For the Nine-Month Period Ended September 30, 2008	For the Nine-Month Period Ended September 30, 2007
Net investment income:
Investment interest income	$125,585	$194,649	$436,999	$529,299
Investment interest expense	(95,954)	(168,794)	(337,326)	(462,230)
Provision for loan losses	(12,840)	(4,055)	(28,295)	(9,514)

Net investment income	16,791	21,800	71,378	57,555

Expenses:
Related party management compensation	6,711	4,886	15,653	12,612
General and administrative	3,591	3,113	10,750	8,510

Total expenses	10,302	7,999	26,403	21,122

Income before interest and other income, minority interest and taxes	6,489	13,801	44,975	36,433

Interest and other income	1,282	4,327	3,907	15,981
Net change in fair value of investments in debt securities and non-recourse indebtedness	70,028	—	140,236	—
Net change in fair value of derivative contracts	(25,967)	25,308	(71,775)	44,899
Credit default swap premiums	—	(1,411)	(2,872)	(1,595)
Impairments on other investments and intangible assets	(1,533)	(535,057)	(14,378)	(609,485)
Loss on disposition of consolidated entities	—	10,293	(5,558)	10,293
Gain on repurchase of debt	43,912	—	43,912	—
Net realized loss on sale of assets	(2,196)	(11,182)	(5,387)	(15,579)

Income (loss) before minority interest and benefit for income taxes	92,015	(493,921)	133,060	(519,053)
Minority interest	(29,802)	(4,467)	(70,567)	(14,164)

Income (loss) before benefit for income taxes	62,213	(498,388)	62,493	(533,217)
Benefit for income taxes	1,841	1,784	5,243	1,174

Net income (loss)	$64,054	$(496,604)	$67,736	$(532,043)

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$1.07	$(8.36)	$1.14	$(9.59)

Weighted-average shares outstanding—Basic	59,660,289	59,425,920	59,470,678	55,456,088

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$1.07	$(8.36)	$1.14	$(9.59)

Weighted-average shares outstanding—Diluted	59,660,289	59,425,920	59,470,678	55,456,088

Distributions declared per common share	$—	$0.31	$0.50	$0.92

Alesco Financial Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share information)

	As of September 30, 2008	As of December 31, 2007
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $2,971,208 and $5,888,650, respectively)	$2,971,208	$6,628,991
Investments in loans
Residential mortgages	933,019	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans	877,091	836,953
Loan loss reserve	(46,376)	(18,080)

Total investments in loans, net	1,771,198	1,873,400
Cash and cash equivalents	96,219	80,176
Restricted cash and warehouse deposits	68,490	95,476
Accrued interest receivable	34,073	49,806
Other assets	46,165	207,527

Total assets	$4,987,353	$8,935,376

Liabilities and stockholders’ equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $152,660 and $0, respectively)	$152,660	$382,600
Securitized mortgage debt	866,004	959,558
CDO notes payable (including amounts at fair value of $2,491,125 and $0, respectively)	3,186,455	9,409,027
Warehouse credit facilities	133,206	155,984
Recourse indebtedness	110,793	189,614

Total indebtedness	4,449,118	11,096,783
Accrued interest payable	31,473	54,380
Related party payable	6,428	2,800
Other liabilities	127,897	161,408

Total liabilities	4,614,916	11,315,371
Minority interests	104,604	19,543
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,323,877 and 60,548,032 issued and outstanding, including 1,191,389 and 1,228,234 unvested restricted share awards, respectively	59	59
Additional paid-in-capital	482,351	481,850
Accumulated other comprehensive loss	(23,160)	(1,545,464)
Accumulated deficit	(191,417)	(1,335,983)

Total stockholders’ equity (deficit)	267,833	(2,399,538)

Total liabilities and stockholders’ equity (deficit)	$4,987,353	$8,935,376

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com